UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 9, 2010 (June 8, 2010)

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace
Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 8, 2010, Accuray Incorporated (“Accuray”) entered into a Strategic Alliance Agreement (the “Alliance Agreement”) with Siemens Aktiengesellschaft (“Siemens”), pursuant to which (i) Accuray has granted Siemens distribution rights to Accuray’s CyberKnife® Robotic Radiosurgery System in certain circumstances, (ii) Accuray and Siemens will create a research and development relationship, and (iii) Siemens will incorporate certain Accuray technology into its linear accelerator products, in each case, as more fully described below.

The Alliance Agreement provides that Accuray will grant Siemens distribution rights to Accuray’s CyberKnife System, allowing Siemens to include the CyberKnife System in multi-product sales when it also sells its own linear accelerator products or imaging products.  Concurrently with the execution of the Alliance Agreement, Accuray and Siemens entered into a Multiple Linac and Multi-Modality Distribution Agreement (the “Distribution Agreement” and together with the Alliance Agreement, the “Agreements”), which sets forth the terms of such distribution rights.  Each sale under the Distribution Agreement is subject to Accuray’s pre-approval.  The Alliance Agreement also provides that Siemens and Accuray will negotiate in good faith separate distribution agreements for the distribution by Siemens of the CyberKnife System in certain countries and regions throughout the world not currently able to be fully served by Accuray.

In addition, the Alliance Agreement provides that within six months following its execution, the Steering Committee will develop a product concept for future joint technology development.  Accuray and Siemens further agree to cooperate in good faith to explore additional opportunities for ongoing collaboration on complementary technology developments.

Pursuant to the Alliance Agreement, Accuray also agrees to manufacture certain components containing Accuray technology (the “Accuray Components”), which will be incorporated into Siemens’ linear accelerator products (collectively, the “Cayman Products”).   In consideration of Accuray’s development efforts with respect to the first such Cayman Product, Siemens has agreed to pay Accuray an arrangement fee, which fee is payable in installments based on the achievement of various milestones.  Accuray is obligated to incur certain development costs for the first such Cayman Product in excess of the arrangement fee it receives from Siemens, provided that Siemens pays Accuray the full amount of the arrangement fee. The development of a second Cayman Product is contingent upon the satisfaction of certain conditions and milestones.  Terms and conditions for the second Cayman Product and its development would be negotiated in good faith by Accuray and Siemens.

Under the Alliance Agreement, Siemens will have the exclusive right to purchase from Accuray the Accuray Components solely for use in Cayman Products, but Accuray may terminate Siemens’ exclusivity if Siemens fails to meet certain specified sales targets, or if the initial shipment of a Cayman Product does not occur within 12 months of 510(k) clearance of the Accuray Components by the United States Food and Drug Administration.  Accuray has the right to develop, market, license and/or sell any Accuray products which contain or are derived from any Accuray Components.    At the time the parties are obligated to complete development of the second Cayman Product, Siemens will grant to Accuray a license to use certain of its technology in connection with Accuray products, on commercially reasonable terms to be negotiated by Accuray and Siemens.

The Alliance Agreement sets forth various additional rights and obligations of Siemens and Accuray with respect to, among other things, regulatory approvals, installation and service of the Cayman Products, and marketing and labeling of the Cayman Products.

The Alliance Agreement has a five year initial term, which will automatically renew for successive one year terms unless a party gives notice of termination to the other party at least six months before the end of a term.  Either Accuray or Siemens may terminate the Agreement in the event of a material breach by the other party.  In addition, each of Siemens and Accuray has the right to elect to terminate the supply and distribution rights and obligations relating to the Accuray Components, the Distribution Agreement, or the Alliance Agreement in its entirety, in the event either party acquires or is acquired by specified competitors of the other party (an “Acquisition Change”), subject to a wind down period.  The Distribution Agreement will terminate upon the termination of the Alliance Agreement, subject to a wind down period, in the event Siemens or Accuray elects to terminate the Alliance Agreement due to an Acquisition Change.

The foregoing descriptions of the Agreements are summaries and are therefore qualified in their entirety by reference to the complete text of the Agreements when filed.  Accuray intends to file the Agreements as exhibits to its Annual Report on Form 10-K for the year ended June 30, 2010.

On June 9, 2010, the Company issued a press release announcing the Alliance Agreement.  A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number	Description
99.1	Press Release dated June 9, 2010, titled “Accuray and Siemens form Strategic Alliance to Expand Global Distribution of CyberKnife and Share Technology.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURAY INCORPORATED

Dated: June 9, 2010	By:	/s/ Darren J. Milliken
Darren J. Milliken
Senior Vice President, General Counsel & Corporate Secretary